EXHIBIT 23.3

CONSENT OF HANSEN, BRADSHAW, MALMROSE & ERICKSON, P.C.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Think Partnership Inc. for the registration of 10,943,425 shares of its common stock and to the incorporation therein of our report dated September 30, 2005, with respect to the financial statements of iLead Media, Inc. as of December 31, 2004 and the year then ended.

/s/ Hansen, Bradshaw, Malmrose & Erickson, P.C.
Hansen, Bradshaw, Malmrose & Erickson, P.C.

September 5, 2006